UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2015

Hines Real Estate Investment Trust, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

New Estimated Per Share Net Asset Value

In order to assist broker-dealers that participated in the public offerings of Hines Real Estate Investment Trust, Inc. (the “Company”) in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340, on September 16, 2015, the Company’s board of directors determined a new estimated per share net asset value (“NAV”) of the Company’s common stock of $6.65. This new estimated per share NAV represents a 2.3% increase over the estimated per share NAV of $6.50 previously determined by the Company’s board of directors in December 2014. The new estimated per share NAV was determined utilizing the guidelines established by Investment Program Association Practice Guideline 2013-01 – “Valuation of Publicly Registered, Non-Listed REITs” issued April 29, 2013. See below for a description of how the new estimated per share NAV was determined.

Methodology

The Company engaged Cushman Wakefield, Inc. (“Cushman”) and CBRE Group, Inc. (“CBRE”), independent third-party real estate advisory and consulting services firms, to provide, or cause their subsidiaries to provide, appraised values of the Company’s real estate investments as of June 30, 2015. These appraisals were performed in accordance with the Appraisal Foundation’s Uniform Standards of Professional Appraisal Practice. Cushman and CBRE have extensive experience in conducting appraisals and valuations on real properties and each of the appraisals was prepared by personnel who are members of the Appraisal Institute and have the MAI designation. Additionally, the Company engaged Jones Lang LaSalle (“JLL”), an independent third-party real estate advisory and consulting services firm, to provide values of the Company’s debt obligations as of June 30, 2015.

As shown in the table below, the Company’s board of directors determined the estimated per share NAV by (i) utilizing the appraised values of our real estate property investments, net of estimated costs associated with the potential execution of a liquidity event, and adding the Company’s other assets comprised of cash, restricted cash, tenant and other receivables, distribution receivable and other assets less other liabilities which includes accounts payable and accrued expenses, due to affiliates, other liabilities and distributions payable, (ii) subtracting the values of the Company’s debt obligations, as well as amounts related to noncontrolling interests, and (iii) dividing the total by 223 million common shares outstanding, resulting in an estimated per share NAV of $6.65. As described above, the appraised values of the Company’s real estate property investments and the values of the Company’s debt obligations were determined as of June 30, 2015. The values of the other tangible assets and liabilities described above were determined based on their cost as of June 30, 2015 and included certain pro forma adjustments primarily related to: (i) the issuance of additional shares of the Company’s common stock through the Company’s dividend reinvestment plan on July 1, 2015, (ii) shares redeemed pursuant to the Company’s share redemption plan on July 1, 2015; and (iii) and debt prepayment penalties. Other than those adjustments described above, the Company did not make additional adjustments related to the Company’s actual or anticipated operations for the period from July 1, 2015 through September 30, 2015. Additionally, the calculation of the estimated per share NAV excluded certain items on the Company’s unaudited balance sheet that were determined to have no future value or economic impact on the valuation. Examples of such items include receivables related to straight-line rental revenue, deferred leasing costs and deferred financing costs. Other items were excluded because they were already considered elsewhere in the valuation. Examples of such items include intangible lease assets and liabilities related to the Company’s real estate property investments, costs incurred for capital expenditures that were considered in the appraised values of the Company’s real estate property investments and the fair values of interest rate swaps, as they were considered in the valuation of the Company’s debt.

The table below sets forth the calculation of the Company’s estimated NAV and estimated per share NAV as of June 30, 2015 and September 30, 2014:

	June 30, 2015		September 30, 2014
	Estimated Value (in thousands)	Per Share	Estimated Value (in thousands)	Per Share
Real estate investments, including unconsolidated subsidiaries	$2,626,346	$11.78	$2,572,605	$11.42
Cash and other assets, net of liabilities	19,907	0.09	115,842	0.51
Debt obligations	(1,039,040)	(4.66)	(1,112,700)	(4.94)
Noncontrolling interests	(124,720)	(0.56)	(110,959)	(0.49)
Estimated value / value per share	$1,482,493	$6.65	$1,464,788	$6.50

Real estate investments, including unconsolidated subsidiaries - This amount was determined using appraised values provided by Cushman and CBRE, or their subsidiaries, for all of our real estate assets net of estimated costs associated with the potential execution of a liquidity event. The appraised values were primarily determined using methodologies that are commonly used in the commercial real estate industry (including discounted cash flow analysis and reviews of current, historical and projected capitalization rates for properties comparable to those owned by the Company) and assume a 9- to 12-year holding period. Other key assumptions that were used in the discounted cash flow analysis are set forth in the following table:

	Range	Weighted Average
Exit capitalization rate	5.25% - 7.75%	6.5%
Discount rate/internal rate of return	5.25% - 9.5%	7.6%

Cash and other assets, net of other liabilities - Cash and other assets and liabilities were valued based on the amounts recorded for reporting purposes less estimated reserves for doubtful accounts.

Debt obligations - The Company engaged JLL to provide values of the Company’s debt obligations as of June 30, 2015. Such values were based on estimates of current interest rates and leverage levels for similar obligations and then marked to market.

Noncontrolling interests - The value of interests in the Company owned by affiliates of Hines Interests Limited Partnership (“Hines”) was determined based on their interest in each of the items described above. As of June 30, 2015, Hines 2005 VS I LP, an affiliate of Hines, owned a 0.5% interest in Hines REIT Properties, L.P. (the “Operating Partnership”). Additionally, as of June 30, 2015, HALP Associates Limited Partnership, another affiliate of Hines, owned a 7.2% limited partnership interest in the Operating Partnership through a profits interest in the Operating Partnership (the “Participation Interest”) and the Company owned the remaining 92.3% interest in the Operating Partnership as of June 30, 2015.

Liquidity discount - No liquidity discounts or discounts relating to the fact that the Company is externally managed were applied to the estimated per-share valuation and no attempt was made to value the Company as an enterprise.

The primary drivers of the change in the estimated per share value from $6.50 in December 2014 to $6.65 in September 2015 are as follows:

•	$0.39 per share net increase in the aggregate value of the Company’s real estate investments since our prior valuation in December 2014, which represents a 4.9% net increase in value; and

•	$0.27 per share reduction resulting from capital expenditures made since our prior valuation in December 2014 primarily related to leasing capital at the Company’s properties;

As of June 30, 2015, the aggregate appraised value of our real estate property investments, including amounts attributable to unconsolidated subsidiaries, represented a 14% decrease compared to the net purchase price plus any capital expenditures of the real estate property investments incurred since their acquisition.

Limitations of the Estimated per share NAV

As with any valuation methodology, the methodology used to determine the estimated per share NAV was based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive an estimated per share NAV that could be significantly different from the estimated per share NAV determined by the Company’s board of directors. For example, assuming all other factors remained unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the appraised values of the Company’s real estate investments of 2.0%, while a decrease in the average discount rate of 25 basis points would yield an increase in the appraised values of the Company’s real estate investments of 2.0%. Likewise, an increase in the average exit capitalization rate of 25 basis points would yield a decrease in the appraised values of the Company’s real estate investments of 2.4%, while a decrease in the average exit capitalization rate of 25 basis points would yield an increase in the appraised values of the Company’s real estate investments of 2.5%.

The estimated per share NAV determined by the Company’s board of directors does not represent the fair value of the Company’s assets less liabilities in accordance with U.S. generally accepted accounting principles, and such estimated per share NAV is not a representation, warranty or guarantee that (i) a stockholder would be able to realize the estimated share value if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the estimated per share NAV upon the Company’s liquidation or sale; (iii) shares of the Company’s common stock would trade at the estimated per share NAV on a national securities exchange; (iv) a third party would offer the estimated per share NAV in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock; or (v) the methodologies used to estimate the value per share would be acceptable to FINRA. In addition, the Company can make no claim as to whether the estimated value will or will not satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code that are investing in the Company’s shares.

Further, the estimated per share NAV was calculated as of a moment in time, and, although the value of the Company’s common shares will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, sales of assets, the distribution of sales proceeds to the Company’s stockholders and changes in corporate policies such as the Company’s distribution level relative to earnings, the Company does not undertake to update the estimated per share NAV on a regular basis. As a result, stockholders should not rely on the estimated per share NAV as being an accurate measure of the then-current value of shares of the Company’s common stock in making a decision to buy or sell shares of the Company’s common stock, including whether to reinvest distributions by participating in the dividend reinvestment plan and whether to request redemption under the Company’s share redemption program.

Share Purchase Price for Dividend Reinvestment Plan

Participants in the Company’s dividend reinvestment plan will acquire shares at a fixed price of $6.65 per share rather than at the previous price of $6.50 per share, beginning with the distributions to be paid for the third quarter of 2015, which are expected to be aggregated and paid on October 1, 2015.

Share Redemption Program

The Company’s ordinary share redemption price will continue to be $5.45 per share. Beginning with eligible redemption requests made during the fourth quarter of 2015, which, if redeemed, will be aggregated and redeemed on January 1, 2016, any shares that are redeemed pursuant to eligible redemption requests in connection with the death or disability of a stockholder will be redeemed at the new estimated per share NAV of $6.65. The redemption price was determined by the Company’s board of directors in its sole discretion. See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2013 for a description of the limitations and other terms of the share redemption program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1    Consent of Independent Valuer, Cushman Wakefield, Inc.
99.2    Consent of Independent Valuer, CBRE Group, Inc.
99.3     Consent of Independent Valuer, Jones Lang LaSalle

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to items such as distribution reinvestments and the fulfillment of redemption requests, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.

September 18, 2015	By:	/s/ J. Shea Morgenroth
J. Shea Morgenroth
Chief Accounting Officer and Treasurer

Exhibit Index

Exhibit No.	Description
99.1	Consent of Independent Valuer, Cushman Wakefield, Inc.
99.2	Consent of Independent Valuer, CBRE Group, Inc.
99.3	Consent of Independent Valuer, Jones Lang LaSalle